FUQI International, Inc. Reports
Third Quarter 2007 Financial Results

-- Revenues Increased 90% to $36.2 Million in 3Q07 --
-- 3Q07 Net Income Increased 200% to $2.7 Million, or $0.21 per Diluted Share --
-- Company Provides Financial Outlook for 4Q07 --

Shenzhen, China, November 14, 2007 - FUQI International, Inc. (Nasdaq GM: FUQI) today announced financial results for the third quarter of 2007.

Revenues for the third quarter of 2007 increased 90% to $36.2 million from $19.1 million in the third quarter of 2006, due to several factors. The economy in China continues to grow, and consumers are purchasing more luxury goods than ever. The company has begun introducing a broader product line to meet demand for more designs. Importantly, Fuqi’s stronger cash and inventory position allowed the company to promptly meet the customers’ demand. A stable pricing environment in the precious metal market during the third quarter of 2007 also allowed the Company to better manage the revenue growth.

Gross profit in the third quarter increased 221% to $4.5 million compared to $1.4 million in the prior year. Gross profit margin for the third quarter increased to 490 basis points to 12.4% compared to 7.5%. This increase in gross margin was primarily due to higher selling prices for new jewelry designs as well as a more favorable pricing environment in the precious metal market, which resulted in increased processing fees on jewelry items delivered during the third quarter.

Operating expenses in the third quarter increased to $807,000 compared to $189,000 in the prior year period. This increase was a result of higher advertising costs and expenses incurred as a result of being a publicly traded company. Operating income for the third quarter increased to $3.7 million from $1.3 million in the third quarter of 2006. Operating margin increased 370 basis points to 10.1%, up from 6.5% in the prior year period as revenue growth outpaced increased expenses.

Net Income for the third quarter of 2007 increased 200% to $2.7 million, or $0.21 per diluted share, compared to $0.9 million, or $0.08 per diluted share in the prior year period.

The Company’s cash balance at the end of the third quarter of 2007 was $16 million. Subsequently, the Company issued eight million shares at $9 per share in a secondary offering, including a one million share over-allotment, generating approximately $67 million in net proceeds.

Mr. Yu Kwai Chong, Chairman of Fuqi International commented, “We are pleased with our overall results for the third quarter and believe our strategy of continuing to build our wholesale business while penetrating the retail market is sound. Our strong balance sheet positions us to meet the growing demand for luxury jewelry products in China. We are excited by the increasing purchasing power of the Chinese consumers, and will deploy our capital strategically in order to continue to build Fuqi as the leading wholesale and retail company in our market.”

Mr. Chong continued, “We are on track with our retail strategy plans to penetrate 20 store counters and 2 retail stores by the end of this year, and open another 60-80 new counters and 8-10 new stores in 2008. At the same time, we have successfully positioned our wholesale business, and plan to leverage our strong sales and distribution network to continue to tap the wholesale market for luxury goods.”

Financial Expectations

For the fourth quarter of 2007, the Company anticipates total revenue of approximately US$43 million, which represents a year-over-year increase of approximately 72%. Fourth quarter is a seasonally strong quarter, as the October Chinese holiday season drives sales, and Western influence on gift-giving in the Christmas season and the Chinese new year also helps to increase demand for purchase of luxury goods. Based on raw material pricing trends thus far in the quarter, the Company expects gross margins between 11.5%-12% for the fourth quarter. Diluted earnings per share for the fourth quarter are expected to be in the range of $0.14 to $0.18, based on a weighted average diluted count of 19 million shares.

Mr. Chong stated, “We are excited about the projected operating results for the remainder of 2007, and believe that our strong cash position provides us with opportunities for us to expand our presence in retail market, as well as the higher margin platinum and gemstone business going forward. We will continue to differentiate ourselves with unique and complex designs that we believe will also strengthen our margins going forward. Our solid sales and distribution network will help to build awareness of the Fuqi brand name among wholesale customers and consumers, contributing to our goal of becoming the leading provider of luxury jewelry products in China.”

Financial Results for the Nine Months ending September 30, 2007
For the nine month period ending September 30, 2007, total sales increased 33.9% to $90.5 million compared to $67.6 million in the nine months of last year.

Gross profit increased to $10.7 million compared to $5.9 million in the prior year period. Gross margin increased 310 basis points to 11.8% from 8.7% in the same period of prior year.

Selling, general and administrative expenses in the for the first nine months of 2007 were $2.3 million, or 2.6% of sales, compared to $973,000, or 1.4% of sales, in the same period of prior year.

Operating profit for the first nine months of 2007 increased 71% to $8.3 million compared to $4.9 million in the same period of prior year. Nine month operating margin increased 200 basis points to 9.2% compared to 7.2% in the same period of prior year.

Net income for the first nine months of 2007 was $6.1 million, or $0.42 per diluted share, compared to $3.7 million, or $0.33 per diluted share in the same period of prior year.

Conference Call
The company will conduct a conference call to discuss the third quarter 2007 results today, Wednesday, November 14, 2007 after the market close at 4:30 pm ET. Listeners may access the call by dialing # 913-312-6673. To listen to the live webcast of the event, please go to www.viavid.net. A replay of the call will be available from November 14, 2007 to November 21, 2007. Listeners may access the replay by dialing # 719-457-0820; Passcode: 8097241.

About FUQI International, Inc.
Based in Shenzhen, China, FUQI International, Inc. is a leading designer of high quality precious metal jewelry in China, developing, promoting, and selling a broad range of products in the large and rapidly expanding Chinese luxury goods market.

Contact:
FUQI International, Inc.
Dexter Fong
Executive VP of Corporate Development
Phone: 1-408-786-5540

ICR Inc.
In the U.S:
Bill Zima
Phone: 1-203-682-8200 (Investor Relations)
-or-
In Asia:
Xuyang Zhang
Phone: 86 10 8523 3087 (Investor Relations)

FINANCIAL STATEMENTS

Fuqi International, Inc.
Condensed Consolidated Balance Sheets
	September 30,
	2007	December 31,
	(Unaudited)	2006
Assets

Current assets:
Cash	$16,097,286	$13,354,981
Restricted cash	399,425	-
Accounts receivable, net of allowance for doubtful accounts of $363,000 as of September 30, 2007 and $195,000 as of December 31, 2006	13,955,656	9,363,397
Refundable value added taxes	808,978	-
Inventories	15,267,360	6,066,213
Prepaid expenses	142,355	89,362
Deposits	66,821	-
Deposits related to borrowings on notes payable	-	736,358
Deferred taxes	54,521	29,198
Total current assets	46,792,402	29,639,509

Property, equipment, and improvements, net	1,187,212	1,354,313

Deposits	95,023	91,398

Deferred offering costs	218,042	-

Other assets	38,520	40,122

	$48,331,199	$31,125,342

Liabilities and Stockholders' Equity

Current liabilities:
Notes payable	$15,311,285	$14,086,852
Line of credit	1,331,416	-
Accounts payable and accrued liabilities	1,708,108	215,092
Accrued business tax	1,501,111	1,084,078
Accrued estimated penalties	1,163,592	1,119,201
Accrued value added taxes	-	133,010
Customer deposits	3,776,088	1,234,424
Due to stockholder	-	422,909
Income tax payable	3,157,477	1,884,837
Total current liabilities	$27,949,077	$20,180,403

Stockholders' equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized as of September 30, 2007 and 75,000,000 shares authorized as of December 31, 2006; shares issued and outstanding - 12,835,955 shares as of September 30, 2007 and 12,257,624 shares as of December 31, 2006	$12,836	$12,258

Additional paid in capital	9,967,031	7,212,130
Accumulated foreign currency translation adjustments	1,011,342	432,125
Retained earnings	9,390,913	3,288,426

Total stockholders' equity	$20,382,122	$10,944,939
	$48,331,199	$31,125,342

Fuqi International, Inc. Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net sales	$36,247,811	$19,082,910	$90,488,776	$67,606,850

Cost of sales	31,771,214	17,657,069	79,794,797	61,750,693

Gross profit	4,476,597	1,425,841	10,693,979	5,856,157

Operating expenses:
Selling and marketing	268,334	112,108	648,907	327,968
General and administrative	539,153	76,713	1,700,751	644,910

Total operating expenses	807,487	188,821	2,349,658	972,878

Income from operations	3,669,110	1,237,020	8,344,321	4,883,279

Other income (expenses):
Interest expense	(384,406)	(176,635)	(914,182)	(576,869)
Interest Income	2,850	-	5,859	-
Change of fair value on inventory loan payable	2,683	-	(45,692)	-
Miscellaneous	88	49	5,702	12,502

Total other expenses	(378,785)	(176,586)	(948,313)	(564,367)

Income before provision for income taxes	3,290,325	1,060,434	7,396,008	4,318,912

Provision for income taxes	560,026	155,056	1,293,521	624,959

Net income	2,730,299	905,378	6,102,487	3,693,953

Other comprehensive income - foreign currency translation adjustments	228,320	94,943	553,239	165,582

Comprehensive income	$2,958,619	$1,000,321	$6,655,726	$3,859,535

Earnings per share - basic	$0.21	$0.08	$0.49	$0.33

Earnings per share - diluted	$0.21	$0.08	$0.42	$0.33

Weighted average number of common shares - basic	12,835,955	11,175,543	12,497,006	11,175,543

Weighted average number of common shares - diluted	12,835,955	11,175,543	14,531,517	11,175,543

Fuqi International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
Increase (Decrease) in Cash
	Nine Months Ended September 30,
	2007	2006
Cash flows provided by operating activities:
Net income	$6,102,487	$3,693,953

Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	242,160	229,387
Bad debt	158,129	(12,502)

Changes in operating assets and liabilities:
Accounts receivable	(4,301,122)	(331,054)
Refundable value added taxes	(929,785)	(1,163,132)
Inventories	(8,795,197)	(9,560,912)
Inventory loan receivable	-	687,936
Prepaid expenses	(48,536)	(54,840)
Deposits - short term	684,617	(284,486)
Deferred taxes	(23,719)	(21,242)
Other current assets	-	2,189
Deposits	-	18,966
Deferred offering costs	(217,674)
Other assets	3,061	(23,283)
Accounts payable, accrued expenses, accrued business tax and accrued penalties	1,830,231	235,018
Customer deposits	2,446,706	(1,055,564)
Income tax payable	1,175,777	501,463
Net cash used for operating activities	(1,672,865)	(7,138,103)

Cash flows provided by (used for) investing activities:
Purchase of property, equipment and improvements	(25,347)	(20,864)
Disbursements on loans to stockholder	-	(47,988,056)
Proceeds from collections on loans to stockholder	-	54,983,415
Decrease (Increase) in restricted cash	(392,054)	1,011,506
Net cash provided by (used for) investing activities	(417,401)	7,986,001

Cash flows provided by (used for) financing activities:
Proceeds from short-term borrowing	1,960,272	-
Loan from (repayment to) a non-related party	-	(991,326)
Cash proceeds from exercise of warrants, net of financing cost	2,755,479	-
Proceeds from loans borrowed from stockholder	203,506	-
Repayments to loans payable to stockholder	(642,295)	(0)
Net cash provided by (used for) financing activities	4,276,962	(991,326)

Effect of exchange rate changes on cash	555,609	201,619

Net increase (decrease) in cash	2,742,305	58,191

Cash, beginning of the period	13,354,981	71,479

Cash, end of the period	$16,097,286	$129,670

Supplemental disclosure of cash flow information:
Interest paid	$904,194	$573,541
Income taxes paid	$141,463	$150,141

Non-cash activities:
Decrease in due from stockholder for dividend declared and paid	$-	$2,739,726